D'ANCONA
ATTORNEYS



Merrill A. Freed
312.602.2004
Fax: 312.602.3004
mfreed@dancona.com
www.dancona.com



January 31, 2000                                  EXHIBIT 5.1


Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, CT  06430

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, by Competitive Technologies, Inc., a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement") of 250,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable in connection with the 2000 Directors Stock Option Plan (the "2000 Plan"), we hereby advise you that as counsel for the Company we have examined the Restated Certificate of Incorporation of the Company and all amendments thereto, the By-laws of the Company, certain minutes of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon such examination, it is our opinion that:

     (1)  The Company is a validly organized and
          existing corporation under the laws of the State of Delaware.

     (2) The Shares are duly authorized and, when issued pursuant to the terms of the 2000
          Plan, will be legally issued, fully paid and non-assessable.


                              Very truly yours,

                              D'ANCONA & PFLAUM LLC



                              By:  s/   Merrill A. Freed
                                        Merrill A. Freed
                                        Member

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